Exhibit 99.1

Discover Bank Announces Pricing Terms of Exchange Offer

NEW CASTLE, Del., November 1, 2012 (BUSINESS WIRE) — Discover Bank (the “Bank”) announced today the pricing terms of its private offer to exchange its outstanding notes referenced in the table below (the “Bank Notes”) for new senior notes of its parent company Discover Financial Services (“DFS”) due November 21, 2022 (the “DFS Notes”) and cash (the “Exchange Offer”), determined as of 11:00 a.m., New York City time, on November 1, 2012 (the “Price Determination Date”) in accordance with the terms set out in the Bank’s confidential offering memorandum dated October 19, 2012 (the “Confidential Offering Memorandum”) and the related letter of transmittal.

The interest rate on the DFS Notes will be 3.850%. The yield on the DFS Notes will be 3.874% and the “DFS Notes Value” of the DFS Notes will be $998.03, which has been determined by reference to the bid-side yield on the 1.625% U.S. Treasury due August 15, 2022 as of the Price Determination Date, which was 1.724%.

The total exchange price to be received in the Exchange Offer (the “Total Exchange Price”) for each $1,000 principal amount of Bank Notes validly tendered, and not validly withdrawn, prior to 5:00 p.m., New York City time, on November 1, 2012 (the “Early Participation Date”) is set forth in the table below. The Total Exchange Price includes the early exchange premium of $50.00 per $1,000 principal amount of Bank Notes (the “Early Exchange Premium”) validly tendered, and not validly withdrawn, prior to the Early Participation Date. The Total Exchange Price has been determined in accordance with the procedures set forth in the Confidential Offering Memorandum. Holders of Bank Notes who validly tender Bank Notes after the Early Participation Date and whose Bank Notes are accepted in the Exchange Offer will receive the Total Exchange Price less the Early Exchange Premium (the “Exchange Price”).

The table below shows the Total Exchange Price and Exchange Price per $1,000 principal amount of Bank Notes accepted in the Exchange Offer.

CUSIP Number	Title of Security	Reference U.S. Treasury Security	Reference UST Yield	Fixed Spread (basis points)	Exchange Offer Cap	Exchange Price	Early Exchange Premium	Total Exchange Price
25466AAA9	8.70% Subordinated Notes Due 2019	1.625% due August 15, 2022	1.724%	+ 135	$500,000,000	$1,301.53	$50.00	$1,351.53

The Total Exchange Price will be paid in the following manner:

•	$1,000 principal amount of DFS Notes; plus,

•	$353.50 in cash, which is equal to (a) the Total Exchange Price minus (b) the DFS Notes Value.

The Exchange Price will be paid in the following manner:

•	$1,000 principal amount of DFS Notes; plus,

•	$303.50 in cash, which is equal to (a) the Exchange Price minus (b) the DFS Notes Value.

In addition to the Total Exchange Price or Exchange Price, holders whose Bank Notes are accepted for exchange will be paid accrued and unpaid interest on such Bank Notes to but not including the settlement date, described below.

The “Settlement Date” is expected to be on November 21, 2012 and will apply to all Bank Notes validly tendered and accepted for exchange pursuant to the terms and conditions of the Exchange Offer.

The Exchange Offer is being conducted by the Bank upon the terms and subject to the conditions set forth in the Confidential Offering Memorandum and related letter of transmittal. The Exchange Offer is only extended, and copies of the offering documents will only be made available, to a holder of Bank Notes that has certified its status as (1) a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) or (2) (A) a person who is not a “U.S. person” as defined in Regulation S under the Securities Act and (B) if resident and/or located in any Member State of the European Economic Area which has implemented provisions of the Directive 2003/71/EC (as amended, including pursuant to Directive 2010/73/EU, the “Prospectus Directive”), a qualified investor as defined in Article 2.1(e) of the Prospectus Directive (each, an “Eligible Holder”).

The Exchange Offer is subject to certain conditions, including the requirement that a minimum of $250 million aggregate principal amount of DFS Notes be issued in exchange for Bank Notes validly tendered and not validly withdrawn.

The Exchange Offer will expire at 11:59 p.m., New York City time, on November 16, 2012, unless extended or earlier terminated by the Bank (the “Expiration Date”).

The DFS Notes will not be registered under the Securities Act or any state securities laws. Therefore, the DFS Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. DFS will enter into a registration rights agreement with respect to the DFS Notes.

Documents relating to the Exchange Offer will only be distributed to holders of the Bank Notes that complete and return a letter of eligibility confirming that they are Eligible Holders. Holders of the Bank Notes that desire to review the eligibility letter may visit the website for this purpose at http://www.dfking.com/discover or contact D.F. King & Co., Inc., the information agent for the Exchange Offer, by calling toll-free (800) 859-8509 or at (212) 269-5550 (banks and brokerage firms).

This press release is not an offer to sell or a solicitation of an offer to buy any security. The Exchange Offer is being made solely by the Confidential Offering Memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Contacts:

Investors:

William Franklin, 224-405-1902

williamfranklin@discover.com

Media:

Jon Drummond, 224-405-1888

jondrummond@discover.com

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, the Bank’s forward-looking statements. Words such as “expects,” “anticipates,” believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date of this press release, and the Bank undertakes no obligation to update any forward-looking statement.

3